UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

---------------------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 25, 2005

THE DEWEY ELECTRONICS CORPORATION.
(Exact name of registrant as specified in its charter)


New York
(State or other jurisdiction of incorporation)

0-2892
(Commission File Number)

13-1803974
(I.R.S. Employer  Identification Number)


27 Muller Road
Oakland, New Jersey
(address of principal executive offices)

07436
(Zip Code)


Registrant's telephone number, including area code: (201) 337-4700


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__Written communications pursuant to Rule 425 under the Securities Act

__Soliciting material pursuant to Rule 14a-12 under the Exchange Act

__Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

__Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act



Item 1.02.  Termination of a Material Definitive Agreement

On July 25, 2005, The Dewey Electronics Corporation (the "Company") announced that the Company has received from K. Hovnanian North Jersey Acquisitions, L.L.C. ("K. Hovnanian") a notice terminating the Agreement of Sale dated December 29, 2004 (the "Agreement of Sale") between the Company and K. Hovnanian. Pursuant to the Agreement of Sale, K. Hovnanian had agreed (subject to the satisfaction of certain conditions) to purchase approximately 68 acres of undeveloped and unused land owned by the Company in Bergen County, New Jersey (the "Land") for a minimum purchase price of $12,000,000 (or if K. Hovnanian exercised an election under the contract to purchase a portion of the Land, a minimum purchase price of $6,000,000). The proposed land sale was approved by the Company's shareholders on March 8, 2005. Pursuant to the Agreement of Sale and an extension entered into on June 2, 2005, K. Hovnanian was permitted to deliver a termination notice to the Company on or before September 7, 2005 if it was not satisfied with the results of its investigation relating to the Land. As a result of such termination, the $200,000 deposit previously paid into escrow by K. Hovnanian will be returned to K. Hovnanian.

The Company further announced it will continue to actively pursue possible methods of monetizing the Land by its sale and/or development, but there can be no assurance that such transaction will be achieved or, if achieved, what the price, other terms or timing would be. These efforts may be complicated by the current regulatory environment in New Jersey regarding land development.

The Company's press release announcing the termination of the Agreement of Sale is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Exhibits

99.1	Press Release of the Company dated July 25, 2005.





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DEWEY ELECTRONICS CORPORATION

Date: July 25, 2005             /s/John H.D. Dewey
                                John H. D. Dewey
	                          President and Chief Executive Officer





INDEX TO EXHIBITS

Exhibit Number         Description

99.1                 Press Release of The Dewey Electronics Corporation, dated
                     July 25, 2005